As filed with the Securities and Exchange Commission on May 12, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	6712	84-1477939
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Crescent Court, Suite 1330
Dallas, Texas 75201
(214) 855-2177

(Address, including zip code and telephone number, including area code of registrants’ principal executive offices)

Corey G. Prestidge
Excutive Vice President, General Counsel and Secretary
200 Crescent Court, Suite 1330
Dallas, Texas 75201
(214) 855-2177

(Name, address, including zip code and telephone number, including area code of agent for service)

Copy to:

David E. Shapiro, Esq.

Gordon S. Moodie, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
(212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5.00% Senior Notes due 2025	$150,000,000	100%	$150,000,000	$17,430

(1)          Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, based upon the book value of the 5.00% Senior Notes due 2025 sought in the exchange.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated May 12, 2015

PROSPECTUS

$150,000,000

Hilltop Holdings Inc.

Offer To Exchange

5.00% Senior Notes due 2025,

Which Have Been Registered Under the Securities Act,

For Any and All Outstanding

5.00% Senior Notes due 2025

Interest Payable April 15 and October 15, Beginning on October 15, 2015

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $150,000,000 of our 5.00% Senior Notes  due 2025 (which we refer to as the “exchange notes”) for an equal principal amount of our outstanding 5.00% Senior Notes due 2025 (which we refer to as the “outstanding notes”).  The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes.

Material Terms of the Exchange Offer

•                  The exchange offer will expire at 11:59 p.m., New York City time, on [•], 2015, unless extended.  However, in no event will the exchange offer be open beyond August 7, 2015 (unless required by law).

•                  You may withdraw tenders of outstanding notes at any time before the expiration of the exchange offer.

•                  We will not receive any proceeds from the exchange offer.

•                  You may only tender the outstanding notes in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

•                  The exchange of outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•                  The terms of the exchange notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the outstanding notes for which they may be exchanged, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights and the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

•                  The exchange offer is subject to customary conditions.

•                  If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

Please see “Risk Factors” beginning on page 8 for a discussion of factors that you should consider in connection with the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer described in this prospectus must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  The Letter of Transmittal provided in connection with the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date (as described herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution.”

We are not making this exchange offer in any state where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the notes to be exchanged in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2015.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that is important to you.  This summary is qualified in its entirety by the more detailed information that is contained elsewhere in this prospectus or incorporated herein by reference, including our financial statements, the notes thereto and the other financial data contained therein.  Therefore, you should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the Letter of Transmittal.  Unless the context otherwise indicates, all references in this prospectus to the “Company,” “we,” “us,” “our” or “ours” or similar words are to Hilltop Holdings Inc. and its direct and indirect wholly owned subsidiaries, references to “Hilltop” or “the issuer” refer solely to Hilltop Holdings Inc., references to “PlainsCapital” refer to PlainsCapital Corporation (a wholly owned subsidiary of Hilltop), references to “Hilltop Securities” refer to Hilltop Securities Holdings LLC (a wholly owned subsidiary of Hilltop), references to “Southwest Securities” refer to Southwest Securities, Inc. (a wholly owned subsidiary of Hilltop Securities), references to “SWS Financial” refer to SWS Financial Services, Inc. (a wholly owned subsidiary of Hilltop Securities), references to the “Bank” refer to PlainsCapital Bank (a wholly owned subsidiary of PlainsCapital), references to “FNB” refer to First National Bank, references to “First Southwest” refer to First Southwest Holdings, LLC (a wholly owned subsidiary of Hilltop Securities) and its subsidiaries as a whole, references to “FSC” refer to First Southwest Company, LLC (a wholly owned subsidiary of First Southwest), references to “PrimeLending” refer to PrimeLending, a PlainsCapital Company (a wholly owned subsidiary of the Bank) and its subsidiaries as a whole, and references to “NLC” refer to National Lloyds Corporation (a wholly owned subsidiary of Hilltop) and its subsidiaries as a whole.

SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer

We are offering to exchange up to $150,000,000 in aggregate principal amount of our exchange notes, which have been registered under the Securities Act, for an equal principal amount of our outstanding notes, which were issued in a private placement in April 2015.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the exchange offer expires.

You may tender your outstanding notes for exchange in whole or in part in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement

In connection with our sale of the outstanding notes to the initial purchasers we signed a registration rights agreement that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your outstanding notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy this right. If we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest to the affected holders of the notes.

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your ability to transfer your outstanding notes will continue to be subject to the restrictions provided in the outstanding notes and in the indenture (as defined below). In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Expiration Date

The exchange offer will expire at 11:59 p.m., New York City time, on [•], 2015 unless extended by us, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. However, in no event will the exchange offer be open beyond August 7, 2015 (unless required by law). See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer

The exchange offer is subject to conditions which we may waive in our sole and absolute discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

• to delay the acceptance of the outstanding notes;

• to terminate the exchange offer if specified conditions have not been satisfied;

• to extend the expiration date of the exchange offer and retain all tendered outstanding notes, subject, however, to the right of tendering holders to withdraw their tender of outstanding notes; and

• to waive any condition or otherwise amend the terms of the exchange offer in any respect.

See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Procedures for Tendering Outstanding Notes

If you wish to tender outstanding notes held through The Depository Trust Company, or DTC, and wish to accept the exchange offer, you must do so through DTC’s Automated Tender Offer Program, or ATOP, pursuant to which you will agree to be bound by the Letter of Transmittal. See “The Exchange Offer—Exchange Offer Procedures; Resales of Exchange Notes.”

Some brokers, dealers, commercial banks, trust companies and other nominees also may effect tenders by book-entry transfer.

By executing or agreeing to be bound by the Letter of Transmittal, you will be making a number of important representations to us, as described under the “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender your outstanding notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your outstanding notes. See “The Exchange Offer—Exchange Offer Procedures; Resales of Exchange Notes.”

Withdrawal Rights

You may withdraw the tender of your outstanding notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading “The Exchange Offer—Withdrawal Rights.”

Resale of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

• you are not an “affiliate” within the meaning of Rule 405 of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. See “The Exchange Offer—Exchange Offer Procedures; Resales of Exchange Notes.” The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. See “The Exchange Offer—Purpose and Effect of the Exchange Offer” for additional representations that are required.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See “Plan of Distribution.”

Exchange Agent

The exchange agent for the exchange offer is U.S. Bank National Association. The address and the telephone and facsimile numbers of the exchange agent are shown in “The Exchange Offer—Exchange Agent” section of this prospectus and in the Letter of Transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. See “Use of Proceeds.”

U.S. Federal Income Tax Consequences

The exchange of your outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

See “The Exchange Offer” for more detailed information concerning the exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The exchange offer relates to the exchange of up to $150,000,000 principal amount of exchange notes for up to an equal principal amount of outstanding notes. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights and the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations. The exchange notes will evidence the same debt as the outstanding notes which they replace. The outstanding notes and the exchange notes, which we refer to collectively as the “notes,” are governed by the same indenture.

Issuer	Hilltop Holdings Inc.

Securities Offered	$150,000,000 aggregate principal amount of 5.00% senior notes due 2025.

Maturity	April 15, 2025.

Interest

The exchange notes will accrue interest at a rate of 5.00% per year from April 9, 2015, or from the most recent date to which interest has been paid or provided for, until maturity or earlier redemption.

Interest Payment Dates	April 15 and October 15 of each year, commencing October 15, 2015.

Optional Redemption

Hilltop may redeem the exchange notes, in whole at any time or in part from time to time, on or after January 15, 2025 (three months prior to the maturity date of the exchange notes) at is election, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Ranking

The exchange notes will be Hilltop’s unsecured and unsubordinated debt obligations and will rank equally in right of payment with all of Hilltop’s existing and future unsecured and unsubordinated indebtedness, and will rank senior in right of payment to any future indebtedness that is subordinated to the exchange notes. The exchange notes will be effectively subordinated to any existing and future secured indebtedness of Hilltop’s to the extent of the value of the collateral securing such indebtedness. Hilltop is a financial holding company and conducts substantially all of its operations through its subsidiaries. As a result, claims of the holders of the exchange notes will be structurally subordinated in right of payment to claims of creditors of Hilltop’s subsidiaries, except to the extent that Hilltop may be recognized, and receive payment, as a creditor of those subsidiaries.

Certain Covenants

We will issue the exchange notes under an indenture, dated as of April 9, 2015, by and between us and U.S. Bank National Association. The indenture includes several covenants which will, among other things, restrict Hilltop’s ability and the ability of Hilltop’s subsidiaries to:

•      dispose of or issue voting stock of certain subsidiaries; or

•      incur or permit to exist any mortgage, pledge, encumbrance or lien or charge on the capital stock of certain subsidiaries.

For more details, see “Description of the Notes—Covenants.”

No Public Market

The exchange notes are new issues of securities for which there is no current established trading market. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. The initial purchasers of the outstanding notes are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers of the outstanding notes in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Trustee	U.S. Bank National Association.

Risk Factors

Investment in the exchange notes involves a high degree of risk.  See “Risk Factors” beginning on page 8 for a discussion of some of the factors that you should consider carefully before tendering any outstanding notes for exchange notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

Our historical consolidated balance sheet data at December 31, 2014 and 2013 and our consolidated statements of operations data for the years ended December 31, 2014, 2013 and 2012 have been derived from our audited historical consolidated financial statements included in our Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.  Our historical consolidated balance sheet data at March 31, 2015 and 2014 and our consolidated statements of operations data for the three months ended March 31, 2015 and 2014 have been derived from our unaudited historical consolidated financial statements included in our Form 10-Q for the three months ended March 31, 2015, which is incorporated herein by reference.  The following table shows our selected historical financial data for the periods indicated.  Our historical consolidated balance sheet data at December 31, 2012, 2011 and 2010 and our consolidated statements of operations data for the years ended December 31, 2011 and 2010 have been derived from our audited historical consolidated financial statements not included or incorporated by reference in this prospectus.  You should read our selected historical financial data, together with the notes thereto, in conjunction with the more detailed information contained in our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K.  Our operating results for 2012 include the results from the operations acquired in the PlainsCapital acquisition for the month of December 2012 and the operations acquired in the FNB transaction are included in our operating results beginning September 14, 2013. Additionally, the operations acquired in the SWS merger are included in our operating results beginning January 1, 2015 (dollars in thousands, except per share data and weighted average shares outstanding).

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Statement of Operations Data:
Total interest income	$107,669	$91,828	$388,769	$329,075	$39,038	$11,049	$8,154
Total interest expense	14,277	6,407	27,628	32,874	10,196	8,985	8,971
Net interest income (loss)	93,392	85,421	361,141	296,201	28,842	2,064	(817)
Provision for loan losses	2,687	3,242	16,933	37,158	3,800	—	—
Net interest income (loss) after provision for loan losses	90,705	82,179	344,208	259,043	25,042	2,064	(817)
Total noninterest income	354,372	170,100	799,311	850,085	224,232	141,650	124,073
Total noninterest expense	314,476	212,629	965,353	911,735	255,517	155,254	124,811
Income (loss) before income taxes	130,601	39,650	178,166	197,393	(6,243)	(11,540)	(1,555)
Income tax expense (benefit)	15,420	14,354	65,608	70,684	(1,145)	(5,009)	(1,007)
Net income (loss)	115,181	25,296	112,558	126,709	(5,098)	(6,531)	(548)
Less: Net income attributable to noncontrolling interest	353	110	908	1,367	494	—	—
Income (loss) attributable to Hilltop	114,828	25,186	111,650	125,342	(5,592)	(6,531)	(548)
Dividends on preferred stock and other (1)	1,426	1,426	5,703	4,327	259	—	12,939
Income (loss) applicable to Hilltop common stockholders	$113,402	$23,760	$105,947	$121,015	$(5,851)	$(6,531)	$(13,487)

Per Share Data:
Net income (loss) - basic	$1.13	$0.26	$1.18	$1.43	$(0.10)	$(0.12)	$(0.24)
Weighted average shares outstanding - basic	99,741	89,707	89,710	84,382	58,754	56,499	56,492
Net income (loss) - diluted	$1.13	$0.26	$1.17	$1.40	$(0.10)	$(0.12)	$(0.24)
Weighted average shares outstanding - diluted	100,627	90,585	90,573	90,331	58,754	56,499	56,492
Book value per common share	$16.63	$13.76	$14.93	$13.27	$12.34	$11.60	$11.56
Tangible book value per common share	$13.44	$10.21	$11.47	$9.70	$8.37	$11.01	$10.95

Balance Sheet Data:
Total assets	$12,562,894	$9,033,432	$9,242,416	$8,904,122	$7,286,865	$925,425	$939,641
Cash and due from banks	694,108	889,950	782,473	713,099	722,039	578,520	649,439
Securities	1,363,157	1,329,690	1,109,461	1,261,989	1,081,066	224,200	148,965
Investment in SWS common stock (2)	—	—	70,282	—	—	—	—
Loans held for sale	1,215,308	887,200	1,309,693	1,089,039	1,401,507	—	—
Non-covered loans, net of unearned income	4,834,687	3,646,946	3,920,476	3,514,646	3,152,396	—	—
Covered loans	552,014	912,448	642,640	1,006,369	—	—	—
Allowance for loan losses	(40,753)	(37,310)	(41,652)	(34,302)	(3,409)	—	—
Goodwill and other intangible assets, net	319,760	319,916	311,591	322,729	331,508	33,062	34,587
Total deposits	7,129,277	6,663,176	6,369,892	6,722,918	4,700,461	—	—
Notes payable	108,682	55,465	56,684	56,327	141,539	131,450	138,350
Junior subordinated debentures	67,012	67,012	67,012	67,012	67,012	—	—
Total stockholders’ equity	1,782,319	1,355,213	1,461,239	1,311,922	1,146,550	655,383	653,055

Performance Ratios (3):
Return on average stockholders’ equity	27.27%	7.65%	8.01%	10.48%	-0.62%
Return on average assets	3.72%	1.14%	1.26%	1.66%	-0.08%
Net interest margin (taxable equivalent) (4)	3.53%	4.62%	4.74%	4.47%	4.64%
Efficiency ratio (5)(6)(7)	41.16%	63.34%	61.17%	42.58%	NM

Asset Quality Ratios (3):
Total nonperforming assets to total loans and other real estate (6)	3.35%	4.14%	4.14%	3.70%	NM
Allowance for loan losses to nonperforming loans (6)	98.97%	100.83%	74.01%	136.39%	NM
Allowance for loan losses to total loans (6)	0.76%	0.82%	0.91%	0.76%	NM
Net charge-offs to average loans outstanding (6)	0.07%	0.01%	0.21%	0.18%	NM

Capital Ratios:
Equity to assets ratio	14.18%	14.99%	15.80%	14.73%	15.71%	70.82%	69.50%
Tangible common equity to tangible assets	11.01%	10.56%	11.59%	10.19%	10.05%	69.74%	68.33%

Regulatory Capital Ratios (3):
Hilltop - Leverage ratio (8)	12.68%	13.12%	14.17%	12.81%	13.08%
Hilltop - Common equity Tier 1 risk-based capital ratio (9)	18.05%
Hilltop - Tier 1 risk-based capital ratio	20.26%	18.66%	19.02%	18.53%	17.72%
Hilltop - Total risk-based capital ratio	20.82%	19.32%	19.69%	19.13%	17.81%
Bank - Leverage ratio (8)	11.34%	9.53%	10.31%	9.29%	8.84%
Bank - Common equity Tier 1 risk-based capital ratio (9)	16.46%
Bank - Tier 1 risk-based capital ratio	16.46%	13.47%	13.74%	13.38%	11.83%
Bank - Total risk-based capital ratio	17.19%	14.14%	14.45%	14.00%	11.93%

Other Data (10):
Net loss and LAE ratio	47.7%	45.5%	57.4%	70.3%	74.4%	72.2%	60.5%
Expense ratio	34.1%	32.0%	31.9%	32.3%	34.4%	34.0%	36.0%
GAAP combined ratio	81.8%	77.5%	89.3%	102.6%	108.8%	106.2%	96.5%
Statutory surplus (11)	$147,597	$132,286	$141,989	$125,054	$120,319	$118,708	$119,297
Statutory premiums to surplus ratio	111.4%	124.2%	115.8%	130.7%	125.0%	119.4%	102.0%

(1) Series A preferred stock was redeemed in September 2010.

(2) For periods prior to October 2014, Hilltop’s investment in SWS common stock was accounted for and included within its available for sale securities portfolio.

(3) Noted measures are typically used for measuring the performance of banking and financial institutions. Our operations prior to the PlainsCapital Merger are limited to our insurance operations. Therefore, noted measures for periods prior to 2012 are not a useful measure and have been excluded.

(4) Taxable equivalent net interest income divided by average interest-earning assets. Our operations prior to the PlainsCapital Merger are limited to our insurance operations. Therefore, noted measure for 2012 reflects the ratio for the month ended December 31, 2012.

(5) Noninterest expenses divided by the sum of total noninterest income and net interest income for the year.

(6) Noted measures are typically used for measuring the performance of banking and financial institutions. Our operations prior to the PlainsCapital Merger are limited to our insurance operations. Additionally, noted measure is not meaningful (“NM”) in 2012.

(7) Only considers operations of banking segment.

(8) Ratio for 2012 was calculated using the average assets for the month of December.

(9) Ratio became effective for the Bank and Hilltop for reporting periods beginning after January 1, 2015.

(10) Only considers operations of insurance segment.

(11) Statutory surplus includes combined surplus of NLIC and ASIC.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included or incorporated by reference in this prospectus before deciding whether to participate in this exchange offer.  The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face.  Additional risks and uncertainties not currently known to us or that we consider to be immaterial may also materially impact our business, operations or financial condition.  Any of the following risks could impair our business, financial condition or operating results, which could cause you to lose all or part of your investment in the exchange notes.  The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.  See the section entitled, “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Exchange Notes and the Exchange Offer

Our indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations.  We may incur additional indebtedness, including secured indebtedness.

Our indebtedness, including the indebtedness we incurred by issuing the outstanding notes, could have important consequences, such as:

•                  limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•                  limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;

•                  limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•                  restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•                  restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our and certain of our subsidiaries’ existing and future indebtedness, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of subsidiaries to pay dividends or make other distributions to us;

•                  exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•                  increasing our vulnerability to a downturn in general economic conditions or in pricing of our products; and

•                  limiting our ability to react to changing market conditions in our industry and in our customers’ industries.

In addition to our debt service obligations, our operations require substantial investments on a continuing basis.  Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

Subject to the restrictions in the indenture governing the outstanding notes and exchange notes, we may incur significant additional indebtedness, including secured indebtedness.  If new debt is added to our current debt levels, the risks described above could increase.

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•                  our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•                  our future ability to refinance the exchange notes, which depends on, among other things, our complying with the covenants in the indenture governing the outstanding notes and exchange notes.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to obtain financing in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, including the exchange notes, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes.  These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, including our obligations under the exchange notes.  Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time.  Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.  In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives.  In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations, sell equity and/or negotiate with our lenders and other creditors to restructure the applicable debt, in order to meet our debt service and other obligations.  We may not be able to consummate those dispositions for fair market value or at all.  The indenture governing the outstanding notes and exchange notes may restrict, or market or business conditions may limit, our ability to avail ourselves of some or all of these options.  Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations, including under the exchange notes, then due.

The indenture governing the outstanding notes and exchange notes contains, and any instruments governing future indebtedness of ours would likely contain, restrictions that will limit our flexibility in operating our business.

The indenture governing the outstanding notes and exchange notes contains, and any instruments governing future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•                  dispose of or issue voting stock of certain subsidiaries; or

•                  incur or permit to exist any mortgage, pledge, encumbrance or lien or charge on the capital stock of certain subsidiaries.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities.  Any failure to comply with these covenants could result in a default under the indenture governing the outstanding notes and the exchange notes.  Upon a default, holders of the outstanding notes and exchange notes would have the ability ultimately to force us into bankruptcy or liquidation, subject to the indenture governing the outstanding notes and exchange notes.  In addition, a default under the indenture governing the outstanding notes and exchange notes could trigger a cross default under the agreements governing our existing and future indebtedness.  Our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements.  See “Description of the Notes” and “Description of Certain Indebtedness.”

There are limited covenants in the indenture governing the outstanding notes and exchange notes.

Neither Hilltop nor any of its subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture governing the outstanding notes and exchange notes.  If we incur additional debt or liabilities, Hilltop’s ability to pay its obligations on the exchange notes could be adversely affected.  We expect that we will from time to time incur additional debt and other liabilities.  In addition, we are not restricted under the indenture governing the outstanding notes and exchange notes from granting security interests over our assets, except to the extent described under “Description of the Notes—Limitations upon Liens on Capital Stock of Certain Subsidiaries” in this prospectus, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture governing the outstanding notes and exchange notes.  You are not protected under the indenture governing the outstanding notes and exchange notes in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Merger, Consolidation or Sale of Assets” in this prospectus.

Hilltop will depend on dividends and distributions from its direct and indirect subsidiaries to fulfill its obligations under the exchange notes.  The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to Hilltop.

Substantially all of Hilltop’s assets are held through its subsidiaries.  Hilltop depends on the Bank (as defined below) and its other subsidiaries for substantially all of its cash flow.  The creditors of each of Hilltop’s direct and indirect subsidiaries (including depositors) are entitled to payment of that subsidiary’s obligations to them, when due and payable, before distributions may be made by that subsidiary to Hilltop.  Thus, Hilltop’s ability to service its debt obligations, including its ability to pay principal, premium, if any, and interest on the exchange notes when due, depends on its subsidiaries’ ability first to satisfy their obligations to their creditors and then to make distributions to Hilltop.  Hilltop’s subsidiaries are separate and distinct legal entities and have no obligations to make any funds available to Hilltop.  Importantly, regulatory rules or authorities may prohibit our subsidiaries from paying dividends to Hilltop, which would limit our ability to service Hilltop’s obligations.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our other indebtedness that is not waived by the required holders of such indebtedness, could leave Hilltop unable to pay principal, premium, if any, or interest on the exchange notes and could substantially decrease the market value of the exchange notes.  If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our other indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our other indebtedness, we could be in default under the terms of the agreements governing such indebtedness.  In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable and we could be forced into bankruptcy or liquidation.

The exchange notes will be effectively subordinated to any existing and future secured obligations of Hilltop and to the obligations of its subsidiaries.

The exchange notes will be unsecured unsubordinated obligations of Hilltop and will rank equally in right of payment with all of its other unsecured and unsubordinated indebtedness (including the outstanding notes to the extent not exchanged in the exchange offer).  The exchange notes will be effectively subordinated to any of Hilltop’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness.   The indenture governing the outstanding notes and exchange notes does not limit the incurrence of additional indebtedness by Hilltop, including indebtedness senior to the notes, or by its subsidiaries.

The exchange notes will be obligations of Hilltop only, are not obligations of or deposits in the Bank or any of Hilltop’s other subsidiaries, and are not insured by any government or private agency.  Because Hilltop is a holding company, its rights and the rights of its creditors, including the holders of the exchange notes, to participate in any distribution of the assets of any of Hilltop’s subsidiaries (including the Bank) (either as a shareholder or as a creditor), upon a liquidation, reorganization, or insolvency of any such subsidiary (and the consequent right of the holders of the exchange notes to participate in those assets) will be subject to the claims of the creditors of such subsidiaries (including, in the case of the Bank, depositors).  If Hilltop is a creditor of any such subsidiary, the claims of Hilltop would be subject to any prior security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that of Hilltop.

The exchange notes are also effectively subordinated to all of the liabilities of Hilltop’s subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under Hilltop’s indebtedness, including the exchange notes, or to make any funds available to make payments on the exchange notes, whether by paying dividends or otherwise.  Hilltop’s subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the exchange notes.

The exchange notes are not insured or guaranteed by the FDIC.

The exchange notes are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

There is no established trading market for the exchange notes.  If an actual trading market does not develop for the exchange notes, you may not be able to resell them quickly, for the price that you paid or at all.

The exchange notes will constitute new issues of securities and there is no established trading market for the exchange notes.  We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation of the exchange notes on any automated dealer quotation systems.  The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so.  The initial purchasers of the outstanding notes may discontinue any market making in the exchange notes, at any time, in their sole discretion, without notice.  As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

We also cannot assure you that you will be able to sell your exchange notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable.  If no active trading market develops, you may not be able to resell your exchange notes at their fair market value, or at all.  The liquidity of, and trading market for, the exchange notes, may also be adversely affected by, among other things:

•                  prevailing interest rates;

•                  our operating performance and financial condition;

•                  the interest of securities dealers in making a market;

•                  the market for similar securities; and

•                  other factors beyond our control, including general economic conditions.

It is possible that the market for the exchange notes will be subject to disruptions.  Any disruptions may have a negative effect on holders of the exchange notes regardless of our prospects and financial performance.

Our credit ratings may not reflect all risks of an investment in the exchange notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due.  Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the exchange notes.  Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the exchange notes. Furthermore, because your return on the exchange notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the exchange notes.  A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your outstanding notes only if you properly tender, and do not validly withdraw, the outstanding notes before the expiration time of the exchange offer.  Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange.  If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer.  Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

If you do not exchange your outstanding notes, they may be difficult to resell.

It may be difficult for you to sell outstanding notes that are not exchanged in the exchange offer, since any outstanding notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding outstanding notes.  These restrictions on transfer exist because we issued the outstanding notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.  Generally, the outstanding notes that are not exchanged for exchange notes will remain restricted securities.  Accordingly, those outstanding notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, included in this prospectus that address results or developments that we expect or anticipate will or may occur in the future, and statements that are preceded by, followed by or include, words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “probable,” “projects,” “seeks,” “should,” “view” or “would” or the negative of these words and phrases or similar words or phrases, including such things as our business strategy, our financial condition, our litigation, our efforts to make strategic acquisitions, our recent acquisition of SWS Group, Inc. (“SWS”) and integration thereof, our revenue, our liquidity and sources of funding, market trends, operations and business, expectations concerning mortgage loan origination volume, expected losses on covered loans and related reimbursements from the Federal Deposit Insurance Corporation (“FDIC”), projected losses on mortgage loans originated,  anticipated changes in our revenues or earnings, the effects of government regulation applicable to our operations, the appropriateness of our allowance for loan losses and provision for loan losses, and the collectability of loans are forward-looking statements.

These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us.  These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us.  If an event occurs, our business, business plan, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  Certain factors that could cause actual results to differ include, among others:

•                  risks associated with merger and acquisition integration, including the diversion of management time on acquisition-related issues and our ability to promptly and effectively integrate our businesses with those of SWS and achieve the synergies and value creation contemplated by the acquisition;

•                  our ability to estimate loan losses;

•                  changes in the default rate of our loans;

•                  risks associated with concentration in real estate related loans;

•                  our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the FDIC;

•                  changes in general economic, market and business conditions in areas or markets where we compete;

•                  severe catastrophic events in Texas and other areas of the southern United States;

•                  changes in the interest rate environment;

•                  cost and availability of capital;

•                  changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

•                  our ability to use net operating loss carry forwards to reduce future tax payments;

•                  approval of new, or changes in, accounting policies and practices;

•                  changes in key management;

•                  competition in our banking, broker-dealer, mortgage origination and insurance segments from other banks and financial institutions as well as investment banking and financial advisory firms, mortgage bankers, asset-based non-bank lenders, government agencies and insurance companies;

•                  failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; and

•                  our ability to use excess cash in an effective manner, including the execution of successful acquisitions.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see “Risk Factors” beginning on page 8 of this prospectus, the factors described under the heading “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated herein by reference and the factors described under the heading "Risk Factors" and Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 incorporated herein by reference. We caution that the foregoing list of factors is not exhaustive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business.  All subsequent written and oral forward-looking statements concerning our business attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus or any document incorporated by reference herein except to the extent required by federal securities laws.

MARKET AND INDUSTRY DATA

Market and industry data and other statistical information and forecasts used throughout this prospectus and in the documents incorporated by reference herein are based on independent industry publications, government publications and reports by market research firms or other published independent sources.  Neither we nor the initial purchasers have independently verified such third-party information, and neither we nor the initial purchasers can assure you of the accuracy or completeness of any such data, statistical information or forecasts.  We have not sought or obtained the approval or endorsement of the use of this third-party information.  Some data also is based on our good faith estimates, which are derived from our review of internal surveys, as well as independent sources.  Forecasts are particularly likely to be inaccurate, especially over long periods of time.

RATIO OF EARNINGS TO FIXED CHARGES

The following unaudited table contains our consolidated ratio of earnings to fixed charges for the periods presented, as defined in Item 503(d) of Regulation S-K. This table should be read in conjunction with Exhibit 12.1 filed as an exhibit to the registration statement of which this prospectus is a part and our consolidated financial statements and notes incorporated in this prospectus by reference.

	Three
	Months Ended
	March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits (B)	10.80	8.97	8.11	(A)	(A)	(A)
Including interest on deposits (B)	8.40	5.68	5.63	(A)	(A)	(A)

Notes:

(A)

The ratios of earnings to fixed charges for both excluding and including interest on deposits were less than one-to-one for each of the years ended December 31, 2012, 2011 and 2010. Earnings were insuffient to cover fixed charges, excluding interest on deposits, by $5.2 million, $11.5 million and $1.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. Earnings were insuffient to cover fixed charges, including interest on deposits, by $6.2 million, $11.5 million and $1.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. In each period during which earnings were insufficient to cover fixed charges, we met all financial obligations and preferred stock dividends, as applicable.

(B)

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense and one-third (the proportion deemed representative of the interest factor) of our rental expense. Fixed charges, including interest on deposits, include the foregoing items plus interest on deposits.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the outstanding notes (the “registration rights agreements”).  We will not receive any cash proceeds from the issuance of the exchange notes.  In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding notes in like principal amount.  The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except as otherwise described in the section entitled “The Exchange Offer—Terms of the Exchange Offer.”  The outstanding notes tendered in exchange for the exchange notes will be retired and cancelled by us and cannot be reissued.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers.  Pursuant to the registration rights agreement, we agreed to use commercially reasonable efforts to file and to cause to become effective with the SEC a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes.  A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.  The exchange offer is being made to satisfy our contractual obligations under the registration rights agreement.

By tendering outstanding notes in exchange for exchange notes, each holder represents to us that:

(1)           the holder of the outstanding notes is not an “affiliate,” as such term is defined under the Securities Act, of us, or if the holder is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, if applicable (we may require a holder to deliver a legal opinion confirming it is not such an affiliate);

(2)           the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

(3)           the holder is not engaging in or intending to engage in a “distribution,” as such term is defined under the Securities Act, of such exchange notes;

(4)           the holder has no arrangement or understanding with any person to participate in a distribution of such exchange notes;

(5)           the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act and who receives exchange notes for its own account in exchange for outstanding notes pursuant to the exchange offer, by tendering outstanding notes and executing the Letter of Transmittal, represents and agrees that such outstanding notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes, provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act (see “Plan of Distribution”);

(6)           the holder acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or interests therein acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters;

(7)           the holder understands that a secondary resale transaction described in the representation above and any resales of exchange notes or interests therein obtained by such holder in exchange for outstanding notes or interests therein originally acquired by such holder directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC;

(8)           the holder has full power and authority to tender, exchange, sell, assign and transfer the outstanding notes tendered hereby and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; and

(9)           the outstanding notes tendered hereby are not subject to any adverse claims or proxies.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any state or jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of the securities laws of that state or jurisdiction.

Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC, whose name appears on a security position listing as a holder of outstanding notes (which, for purposes of the exchange offer, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form).

We may be required to file with the SEC a “shelf” registration statement for a continuous offer in connection with the outstanding notes.  Pursuant to the registration rights agreement and subject to the terms and conditions of the registration rights agreement, we will be required to file a shelf registration statement if (1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, or (2) any holder notifies us prior to the 20th business day following consummation of the exchange offer that (A) such holder is prohibited by law or SEC policy from participating in the exchange offer, (B) such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales or (C) such holder is a broker-dealer and holds outstanding notes acquired directly from us or any of our affiliates.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions shown in this prospectus and in the accompanying Letter of Transmittal, to exchange an aggregate principal amount of up to $150,000,000 of exchange notes for an equal principal amount of outstanding notes properly tendered before the expiration date and not properly withdrawn according to the procedures described below.  Holders may tender their outstanding notes in whole or in part in denominations of $2,000 in principal amount or in integral multiples of $1,000 principal amount in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights and the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.  The exchange notes evidence the same indebtedness as the outstanding notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the indenture.

The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.  We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date in the exchange offer or, as shown under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.  The terms of any such purchases or offers could differ from the terms of the exchange offer.  As of the date of this prospectus, $150,000,000 principal amount of outstanding notes are outstanding.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.  Outstanding notes which are not tendered for, or are tendered but not accepted in connection with the exchange offer will remain outstanding.  See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offer—If you do not exchange your outstanding notes, they may be difficult to resell.”

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described herein or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date or termination of the exchange offer, as applicable.

Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the outstanding notes in connection with the exchange offer.  We will pay all charges and expenses, other than specified applicable taxes.  See “—Fees and Expenses.”

HILLTOP MAKES NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER.  IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION.  HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

The “expiration date” for the exchange offer is 11:59 p.m., New York City time, on            , 2015 unless we extend the exchange offer.  If we extend the exchange offer, the “expiration date” will be the latest date and time to which the exchange offer is extended.  However, in no event will the exchange offer be open past August 7, 2015 (unless required by law).

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time,

(1)   to delay the acceptance of the outstanding notes for exchange,

(2)   to terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under “—Conditions to the Exchange Offer” has occurred or exists or has not been satisfied with respect to the exchange offer,

(3)   to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under “—Withdrawal Rights,” and

(4)   to waive any condition or otherwise amend the terms of the exchange offer in any respect.  If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be confirmed promptly in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under “—Withdrawal Rights”) promptly after the expiration date.

In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

(1)   a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC,

(2)   an electronic message agreeing to be bound by the Letter of Transmittal properly transmitted through DTC’s ATOP for a book-entry transfer, and

(3)   any other documents required by the Letter of Transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn, if and when we give oral or written notice to the exchange agent (any such oral notice to be confirmed promptly in writing) of our acceptance of such outstanding notes for exchange pursuant to the exchange offer.  Our acceptance for exchange of outstanding notes tendered pursuant to any of the procedures described below will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.  The exchange agent will act as agent for us for the purpose of receiving tenders of outstanding notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, Letters of Transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes.  Such exchange will be made promptly after the expiration date of the exchange offer.  If for any reason the acceptance for exchange or the exchange of any outstanding notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of outstanding notes), or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights.”

Exchange Offer Procedures; Resales of Exchange Notes

The tender by a holder of outstanding notes pursuant to the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer.  Our acceptance for exchange of outstanding notes tendered pursuant to the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer.  Only holders are authorized to tender their outstanding notes.  The procedures by which outstanding notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the outstanding notes are held.  All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC.

DTC has authorized DTC participants that are beneficial owners of outstanding notes through DTC to tender their outstanding notes as if they were holders.  To effect a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program System (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “—Book-entry delivery procedures.”

Tender of outstanding notes held through a custodian

To tender effectively outstanding notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the outstanding notes on the beneficial owner’s behalf.  A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s outstanding notes to effect the tender.

Tender of outstanding notes held through DTC

To tender effectively outstanding notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message (described below) to the exchange agent for its acceptance.  By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent.  However, you will be bound by its terms just as if you had signed it.

Delivery of tendering outstanding notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the outstanding notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly transmitted agent’s message), we may, at our option, reject such tender.  Exchange of new notes for outstanding notes will be made only against deposit of the tendered outstanding notes and delivery of all other required documents.

Book-entry delivery procedures

The exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

However, although delivery of outstanding notes may be effected through book-entry at DTC, an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date.  DELIVERY

OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.  The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the outstanding notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Notwithstanding any other provision hereof, delivery of new notes by the exchange agent for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of book-entry confirmation of the transfer of such outstanding notes into the exchange agent’s account at DTC as described above, and a properly transmitted agent’s message.

Determination of Validity

All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.  We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful.  We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “—Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.  No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived.  Neither we nor the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that holders of outstanding notes who exchange their outstanding notes for exchange notes may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act.  This would not apply, however, to any holder that is a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act.  Also, resale would only be permitted for exchange notes that are acquired in the ordinary course of a holder’s business, where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes and such holder is not our “affiliate.”  The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer.  Each broker-dealer that receives exchange notes for its own account in exchange for notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  See “Plan of Distribution.”

Withdrawal Rights

You can withdraw your tender of outstanding notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•                        the name of the person having tendered the outstanding notes to be withdrawn;

•                        the outstanding notes to be withdrawn;

•                        the principal amount of the outstanding notes to be withdrawn; and

•                        if outstanding notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties.  Any outstanding notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn outstanding notes and wish to re-tender them, you may do so by following one of the procedures described under “—Exchange offer Procedures” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer,

•                  we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes;

•                  we will not be required to issue exchange notes in exchange for any outstanding notes; and

•                  as described below, we may at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or we may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied before the expiration date:

•                  a change in the current interpretation by the staff of the SEC which permits resale of exchange notes as described under “—Exchange Offer Procedures—Resales of Exchange Notes”;

•                  the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•                  the adoption or enactment of any law, statute, rule or regulation which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•                  the issuance of a stop order by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings for that purpose;

•                  failure to obtain any governmental approval which we consider necessary for the consummation of the exchange offer as contemplated hereby; and

•                  any change or development involving a prospective change in our business or financial affairs which we believe might materially impair our ability to proceed with the exchange offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect.  If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes.  In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer.  Delivery of the Letters of Transmittal and any other required documents,

questions, requests for assistance, and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent as follows:

By Mail, Hand or Overnight Delivery:

U.S. Bank National Association

Corporate Trust Services

Attn: Specialized Finance

111 Fillmore Avenue E

St. Paul, MN 55107

By Facsimile:

(eligible institutions only)

(651) 466-7372

Attn: Specialized Finance

Confirm by Email:

cts.specfinance@usbank.com

For additional information by email or telephone:

cts.specfinance@usbank.com

(800) 934-6802

DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer.  The principal solicitation is being made by mail.  Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.  We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.  We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers.

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder.  If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Tender

All untendered outstanding notes will remain subject to the restrictions on transfer provided for in the outstanding notes and in the Indenture.  Generally, the outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities.  Accordingly, such outstanding notes may be resold only:

•                  to us (upon redemption thereof or otherwise);

•                  pursuant to a registration statement which has been declared effective under the Securities Act;

•                  for so long as the outstanding notes are eligible for resale pursuant to Rule l44A, to a person the holder of the outstanding notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule l44A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule l44A; or

•                  pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes.  Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.  The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of outstanding notes.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material terms of our material debt obligations other than the notes.

Notes Payable

Notes payable consisted of the following (in thousands) as of the dates indicated.

	March 31,	December 31,
	2015	2014
NLIC note payable due May 2033, three-month LIBOR plus 4.10% (4.37% at March 31, 2015) with interest payable quarterly	$10,000	$10,000
NLIC note payable due September 2033, three-month LIBOR plus 4.05% (4.32% at March 31, 2015) with interest payable quarterly	10,000	10,000
ASIC note payable due April 2034, three-month LIBOR plus 4.05% (4.32% at March 31, 2015) with interest payable quarterly	7,500	7,500
First Southwest nonrecourse notes, paid off in January 2015	—	4,184
Insurance company note payable due March 2035, three-month LIBOR plus 3.40% (3.67% at March 31, 2015) with interest payable quarterly	20,000	20,000
Federal Home Loan Bank notes, maturities ranging from July 2015 to June 2030	55,182	—
Insurance company line of credit due December 31, 2015, 3.25% plus a calculated index rate (4.00% at March 31, 2015) with interest payable quarterly	6,000	5,000
	$108,682	$56,684

NLIC, ASIC and Insurance Company Notes Payable

The NLIC and ASIC notes payable to unaffiliated companies are each subordinated in right of payment to all policy claims and other indebtedness of NLIC and ASIC, respectively.  Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the statutory surplus of NLIC exceeds $30 million and ASIC exceeds $15 million.

The NLIC, ASIC and Insurance Company loan agreements relating to the notes payable contain various covenants pertaining to limitations on additional debt, dividends, officer and director compensation, and minimum capital requirements.  The Company was in compliance with the covenants at March 31, 2015.

NLC has entered into an indenture relating to the NLIC, ASIC and Insurance Company notes payable which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of its equity securities and (ii) if NLC’s ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLC purchase such holder’s notes in whole or in part at a price equal to 100% of the outstanding principal amount.

First Southwest Nonrecourse Notes

In 2005, First Southwest participated in a monetization of future cash flows totaling $95.3 million from several tobacco companies owed to a law firm under a settlement agreement (“Fee Award”).  In connection with the transaction, a special purpose entity that is consolidated with First Southwest issued $30.3 million of nonrecourse notes to finance the purchase of the Fee Award, to establish a reserve account and to fund issuance costs.  Cash flows from the settlement were the sole source of payment for the notes.  The notes carried an interest rate of 8.58%.  The First Southwest nonrecourse notes were paid off in January 2015.

Federal Home Loan Bank notes

The Federal Home Loan Bank (“FHLB”) notes, assumed by the Bank in the SWS Merger, have interest rates ranging from less than 1% to 6%, with a weighted average interest rate of 1.97% at March 31, 2015. The notes, as well as other borrowings from the FHLB, are collateralized by FHLB stock, nonspecified real estate loans and certain specific commercial real estate loans, the value of which was $1.8 billion as of March 31, 2015.

Insurance Company Line of Credit

The Company’s insurance subsidiary has a line of credit with a financial institution which allows for borrowings by NLC of up to $7.5 million and is collateralized by substantially all of NLC’s assets.  The loan agreements relating to the line of credit contain various financial and other covenants which must be maintained until all indebtedness to the financial institution is repaid.  The Company was in compliance with the covenants at March 31, 2015.

Scheduled Maturities

Scheduled maturities for notes payable outstanding at March 31, 2015 are as follows (in thousands).

Twelve months ended March 31, 2016	$6,428
Twelve months ended March 31, 2017	3,545
Twelve months ended March 31, 2018	20,869
Twelve months ended March 31, 2019	17,949
Twelve months ended March 31, 2020	3,897
Thereafter	55,994
$108,682

Junior Subordinated Debentures and Trust Preferred Securities

PlainsCapital has four statutory Trusts, three of which were formed under the laws of the state of Connecticut and one of which, PCC Statutory Trust IV, was formed under the laws of the state of Delaware.  The Trusts were created for the sole purpose of issuing and selling preferred securities and common securities, using the resulting proceeds to acquire junior subordinated debentures issued by PlainsCapital (the “Debentures”).  Accordingly, the Debentures are the sole assets of the Trusts, and payments under the Debentures are the sole revenue of the Trusts.  All of the common securities are owned by PlainsCapital; however, PlainsCapital is not the primary beneficiary of the Trusts.  Accordingly, the Trusts are not included in PlainsCapital’s consolidated financial statements.

The Trusts have issued $65,000,000 of floating rate preferred securities and $2,012,000 of common securities and have invested the proceeds from the securities in floating rate Debentures of PlainsCapital.  Information regarding the PlainsCapital Debentures is shown in the following table (in thousands).

Investor	Issue Date	Amount
PCC Statutory Trust I	July 31, 2001	$18,042
PCC Statutory Trust II	March 26, 2003	$18,042
PCC Statutory Trust III	September 17, 2003	$15,464
PCC Statutory Trust IV	February 22, 2008	$15,464

The stated term of the Debentures is 30 years with interest payable quarterly.  The rate on the Debentures, which resets quarterly, is 3-month LIBOR plus an average spread of 3.22%.  The total average interest rate at March 31, 2015 was 3.49%.  The term, rate and other features of the preferred securities are the same as the Debentures.  PlainsCapital’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee of the Trust’s obligations under the preferred securities.

DESCRIPTION OF THE NOTES

We issued the outstanding notes, and will issue the exchange notes, under an indenture (the “indenture”), dated as of April 9, 2015, by and between us and U.S. Bank National Association, as trustee (the “trustee”). We have summarized selected provisions of the notes and the indenture below.  This summary is not complete and is qualified by reference to provisions of the notes and the indenture.  You may request a copy of the indenture from us as described under the caption “Where You Can Find More Information; Incorporation by Reference” in this prospectus.

Capitalized terms used in this section but not defined have the meanings given to those terms in the indenture.  In this “Description of the Notes,” references to (1) “Hilltop,” “the Company,” “we,” “our” and “us” refer only to Hilltop Holdings Inc. and not to its subsidiaries and (2) “notes” refer to the outstanding notes, the exchange notes and any additional notes that Hilltop may issue from time to time under the indenture.

General

The outstanding notes and exchange notes will initially be limited to $150,000,000 aggregate principal amount.  We may, without the consent of any of the holders of the notes, issue additional notes so that those additional notes would form a single series with the notes, provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

The notes will mature on April 15, 2025.  The notes will bear interest at the annual rate of 5.00% per year and accrue interest from April 9, 2015, or from the most recent date to which interest has been paid or provided for, until maturity or earlier redemption.  Interest on the notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2015, to the persons in whose names the notes are registered at the close of business on the preceding April 1 and October 1, respectively (whether or not a business day).  Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Holders of outstanding notes whose outstanding notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the outstanding notes accrued from April 9, 2015 to the date of issuance of the exchange notes.  Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on October 15, 2015 that they would have received if they had not accepted the exchange offer.

If any interest payment date or the maturity or redemption date of the notes is not a business day in The City of New York, the related payment of principal or interest on the notes will be made on the next business day.  In that case, no interest will accrue on the amount payable for the period from and including the applicable interest payment date or the maturity or redemption date, as the case may be, to the applicable payment date.

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The notes will be issued in book-entry form only and represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee.  This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under the caption “Book-Entry, Delivery and Form.”

We will maintain an office or agency where notes may be surrendered for payment, registration of transfer or exchange and where notices and demands in respect of the notes and the indenture may be delivered to us.  That office or agency will initially be the corporate trust office of the trustee, which is currently located at 13737 Noel Road, Suite 800, Dallas, Texas 75240.  However, so long as the notes are in book-entry form, you will receive payments and may transfer notes only through the facilities of DTC and its direct and indirect participants.  See “Book-Entry, Delivery and Form.”

So long as the notes are in book-entry form, we will make payments on the notes to DTC, or its nominee, as the registered owner of the notes.  If notes are issued in definitive certificated form under the limited circumstances described under the caption “Book-Entry, Delivery and Form,” we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by transfer to accounts maintained by the payees with banks located in the United States.

The notes are not subject to, or entitled to the benefits of, a sinking fund or to repurchase by us at the option of the holders.  In addition, the notes are not convertible into, or exchangeable for, any other securities.

Ranking

The notes are our unsecured and unsubordinated debt obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and will rank senior in right of payment to any future indebtedness that is subordinated to the notes.  The notes are effectively subordinated to any existing and future secured indebtedness of ours to the extent of the value of the collateral securing such indebtedness.  As of March 31, 2015, we had no outstanding unsecured and unsubordinated indebtedness and no outstanding secured indebtedness.

We are a financial holding company and we conduct substantially all of our operations through our subsidiaries.  As a result, claims of the holders of the notes will be structurally subordinated in right of payment to claims of creditors of our subsidiaries, except to the extent that we may be recognized, and receive payment, as a creditor of those subsidiaries.  Claims of our subsidiaries’ creditors, other than us, include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.  As of March 31, 2015, our subsidiaries had, in the aggregate, outstanding debt and other liabilities, excluding deposits and intercompany liabilities, of $3.7 billion and deposits of $7.1 billion.

As a financial holding company, our ability to make payments on the notes will depend primarily on the receipt of dividends and other distributions from our subsidiaries.  There are various regulatory restrictions on the ability of our subsidiaries to pay dividends or make other payments to us.  See “Business—Government Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein, and “Risk Factors—Risks Relating to the Exchange Notes and the Exchange Offer—Hilltop will depend on dividends and distributions from its direct and indirect subsidiaries to fulfill its obligations under the exchange notes.  The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to Hilltop” in this prospectus.

The indenture does not limit our ability or the ability of any of our subsidiaries to incur indebtedness.  Accordingly, we may, from time to time, without notice or consent from the holders of the notes, incur additional indebtedness, including secured indebtedness, which ranks senior or equal in right of payment to the notes.

Covenants

Limitation upon Disposition of Voting Stock of Certain Subsidiaries

We may not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit any direct or indirect subsidiary of ours to sell, assign, pledge, transfer or otherwise dispose of, any voting stock or any security convertible into or options, warrants or rights to subscribe for or purchase, voting stock of a constituent bank subsidiary of ours or any subsidiary of ours which owns voting stock in a constituent bank subsidiary of ours.

This restriction does not apply to sales, assignments, pledges, transfers, dispositions or issuances made by us or any of our subsidiaries:

•                  acting in a fiduciary capacity for any person other than us or any of our subsidiaries;

•                  to us or any of our wholly owned subsidiaries;

•                  if required by law for the qualification of directors;

•                  to comply with an order of a court or regulatory authority;

•                  in connection with a merger or consolidation of or sale of all or substantially all the assets of a constituent bank subsidiary of ours with, into or to a wholly owned subsidiary or a majority owned subsidiary of ours or another bank, as long as we own, directly or indirectly, in the entity surviving that merger or consolidation or that receives such assets, not less than the percentage of voting stock we owned in our constituent bank subsidiary prior to that transaction;

•                  if the sale, assignment, pledge, transfer, other disposition or issuance is for fair market value as determined by our board of directors, and if after giving effect thereto and any potential dilution therefrom, we would own, directly or indirectly, not less than 80% of the voting stock of that constituent bank subsidiary;

•                  if a constituent bank subsidiary of ours sells additional shares of voting stock to its stockholders at any price, if, after that sale, we own directly or indirectly not less than the percentage of voting stock of that constituent bank subsidiary we owned prior to that sale;

•                  if we or a subsidiary of ours pledges or creates a lien on the voting stock of a constituent bank subsidiary of ours to secure a loan or other extension of credit by a bank subsidiary of ours subject to Section 23A of the Federal Reserve Act; or

•                  in connection with the consolidation of Hilltop with, or the sale, lease, transfer or conveyance of all or substantially all of the assets of Hilltop to, or the merger of Hilltop with or into any other person (as to which the covenant described under the heading “—Merger, Consolidation or Sale of Assets” below shall apply).

The term “bank” means (i) any institution organized under the laws of the United States of America, any State of the United States of America, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa or the Virgin Islands which (a) accepts deposits that the depositor has a legal right to withdraw on demand and (b) engages in the business of making commercial loans and (ii) any trust company organized under any of the foregoing laws.  The term “constituent bank subsidiary” means any bank subsidiary that has consolidated assets equal to 35% or more of the consolidated assets of Hilltop and its subsidiaries as determined from the most recent consolidated statement of financial condition of Hilltop and its subsidiaries.  As of the date of this prospectus, our only constituent bank subsidiary is the Bank.  The term “subsidiary” means a corporation or a partnership or a limited liability company a majority of the outstanding voting stock or partnership or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our other subsidiaries.  The term “voting stock” means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency.  The term “bank subsidiary” means a subsidiary of ours that is a bank.

Limitation upon Liens on Capital Stock of Certain Subsidiaries

Except as provided under “—Limitation upon Disposition of Voting Stock of Certain Subsidiaries,” we may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

•                  any shares of capital stock of any constituent bank subsidiary, other than directors’ qualifying shares; or

•                  any shares of capital stock of a subsidiary which owns capital stock of any constituent bank subsidiary.

This restriction does not apply to:

•                  liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or are payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with applicable generally accepted accounting principles or (iii) which secured obligations of less than $1 million; or

•                  the lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with applicable generally accepted accounting principles or (iii) involves claims of less than $1 million.

Existence

Except as provided under “—Merger, Consolidation or Sale of Assets,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises; provided, however, that the foregoing will not prohibit any transaction permitted under “—Merger, Consolidation or Sale of Assets” or obligate us to preserve any such right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Merger, Consolidation or Sale of Assets

We may consolidate with or merge with or into any other person or sell, lease, transfer or convey all or substantially all of our assets to another person, as long as:

•                  the successor person (if not us) shall be a person organized and validly existing under the laws of the United States, any State thereof or the District of Columbia;

•                  the successor person (if not us) expressly assumes, by supplemental indenture, all of our obligations with respect to the notes and under the indenture;

•                  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•                  we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or sale, lease, transfer or conveyance of our assets complies with the indenture and that all conditions precedent to such transaction have been complied with.

The term “person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

Financial Reports

For so long as any of the notes remain outstanding and have not become freely tradeable without restrictions by non-affiliates pursuant to Rule 144 under the Securities Act or exchanged for notes registered under the Securities Act pursuant to the registration rights agreement, we will furnish to the holders of the notes and prospective investors, upon their request, with a copy to the trustee, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, unless the same is available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or successor system).  We will make the above information and reports available to securities analysts and prospective investors upon request.

Optional Redemption by Us

We may redeem the notes, in whole at any time or in part from time to time, on or after January 15, 2025 (three months prior to the maturity date of the notes) at our election, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

Notice of any redemption will be mailed or sent electronically at least 30 days, but not more than 60 days, before the redemption date to each registered holder of notes to be redeemed, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.  Once notice of redemption is mailed or sent electronically, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

We will not be required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

If less than all of the notes are to be redeemed at any time, and if the notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply.  If the notes are not global notes held by DTC, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed.  A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note.

Events of Default

The following are events of default under the indenture with respect to the notes:

(1)                                 default in the payment of any interest on the notes when due, which continues for 30 days;

(2)                                 default in the payment of any principal of or premium on the notes when due;

(3)                                 default in the performance of any other obligation contained in the indenture for the benefit of holders of the notes, which continues for 90 days after written notice;

(4)                                 specified events in bankruptcy, insolvency or reorganization of us or any significant subsidiary (the “bankruptcy provisions”); and

(5)                                 the occurrence of an event of default under any of our other indebtedness for borrowed money or the indebtedness for borrowed money of any constituent bank subsidiary of ours, whether such indebtedness now exists or is created or incurred in the future, as a result of which indebtedness for borrowed money of ours or such constituent bank subsidiary in excess of $50.0 million aggregate principal amount shall be or become due and payable prior to the date on which the same would otherwise become due and payable and such acceleration has not been annulled or rescinded within 30 days of notice of such acceleration (the “cross acceleration provision”).

If an event of default with respect to the notes occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately (other than an event of default arising from specified events in bankruptcy, insolvency or reorganization with respect to us, in which case the principal of the notes, premium, if any, and all unpaid interest thereon shall be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the notes).

“Significant subsidiary” means any subsidiary of Hilltop that is a “significant subsidiary,” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC under the Securities Act (as such rule is in effect on the date of the indenture).

Modification and Waiver

The indenture provides that we, together with the trustee, may enter into supplemental indentures without the consent of any holders of notes to, among other things:

•                  evidence the assumption by another person of our obligations under the indenture and the notes in accordance with “—Merger, Consolidation or Sale of Assets” above;

•                  add to the covenants of Hilltop for the benefit of the holders or surrender any right or power conferred upon Hilltop in the indenture or the notes;

•                  add any additional events of default for the benefit of the holders;

•                  add to or change the indenture or the notes to permit or facilitate the issuance of notes in uncertificated form;

•                  add collateral to secure, or provide for the guarantee of, the notes;

•                  evidence the acceptance of appointment by a successor trustee;

•                  comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•                  cure any ambiguity or correct or supplement any provision of the indenture or the notes which may be defective or inconsistent with any other provision of the indenture or the notes;

•                  conform any provision in the indenture to the requirements of the Trust Indenture Act of 1939, as amended;

•                  to conform the text of the indenture or the notes to any provision of the “Description of the Notes” in the offering memorandum, dated as of April 6, 2015, relating to the offering of the outstanding notes; or

•                  make any change that does not adversely affect the interests of the holders of the notes in any material respect.

Other amendments and modifications of the indenture and the notes may be made with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of not less than a majority in aggregate principal amount of notes outstanding, and any existing default under, or compliance with any provision of, the indenture may be waived (other than any continuing default in the payment of the principal or interest on the notes, except a rescission of acceleration of the notes by the holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of not less than a majority in aggregate principal amount of notes outstanding; provided that, without the consent of each holder of notes outstanding affected, no amendment, modification or waiver may:

•                  change the stated maturity of the principal of, or any installment of principal or interest on the notes;

•                  reduce the principal amount of (or premium, if any) or the interest rate on the notes or the principal amount due upon acceleration of a note;

•                  change the place or currency of payment of principal of (or premium, if any), or the interest on the notes;

•                  impair the right of any holder of notes to institute suit for the enforcement of any payment on or with respect to the notes;

•                  reduce the percentage of holders of notes necessary to modify or amend the indenture or the notes; or

•                  modify the foregoing requirements or reduce the percentage of notes outstanding necessary to waive compliance with certain covenants in the indenture or for waiver of certain defaults.

The indenture provides that in determining whether the holders of the requisite principal amount of the notes outstanding have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to the indenture or the notes, notes owned by us, any of our subsidiaries or any of our or their affiliates shall be disregarded and deemed not to be outstanding, except that for the purposes of determining whether the trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to the indenture or the notes, only notes as to which a responsible officer of the trustee has received an officer’s certificate stating that such notes are so owned shall be so disregarded.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the trustee and surviving rights of transfer or exchange of notes, as expressly provided for in the indenture) as to all notes outstanding, when:

(1)                                 either:

(a)                                 all notes that have been authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

(b)                                 all notes that have not been delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and, in any case, we have irrevocably deposited or caused to be deposited with the trustee, as trust funds in trust solely for the benefit of the holders, U.S. dollars, U.S. government obligations (as defined below) or a combination thereof, in such amount as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to, but excluding, the date of deposit (in the case of notes that have become due and payable), the maturity date or the redemption date, as the case may be;

(2)                                 we have paid all other sums payable by us under the indenture and the notes;

(3)                                 we have delivered irrevocable instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(4)                                 we have delivered an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

“U.S. government obligations” means:

•                  direct obligations of the United States of America or of an agency or instrumentality of the United States of America, in either case the timely payment of which is guaranteed as a full faith and credit obligation of the United States of America and that is not callable or redeemable by the issuer thereof; and

•                  depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such obligation referred to immediately above or a specific payment of principal of or interest on any such obligation referred to immediately above held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the any such obligation referred to immediately above or the specific payment of principal of or interest on the any such obligation referred to immediately above evidenced by such depository receipt.

Legal Defeasance and Covenant Defeasance

The indenture contains a provision that permits us, by resolution of our board of directors, at any time to elect:

•                  to terminate all of our obligations under the notes and the indenture (“legal defeasance”), except for certain obligations described in the indenture, including, among others, those respecting the defeasance trust (as defined below) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes; and/or

•                  to terminate our obligations under the covenants described under “—Covenants” and the operation of the bankruptcy provisions with respect to significant subsidiaries and the operation of the cross acceleration provision, in each case, described under “—Events of Default” (“covenant defeasance”).

In order to exercise either defeasance option, we must irrevocably deposit in trust with the trustee (the “defeasance trust”), solely for the benefit of holders of the notes, U.S. dollars, U.S. government obligations or a combination thereof sufficient (without consideration of any reinvestment of interest) to pay the principal of, premium, if any, and interest on the notes when due at maturity or redemption, as the case may be, and must comply with certain other conditions, including, among others, (a) delivery to the trustee of an opinion of counsel to the effect that the holders of the notes will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable U.S. federal income tax law) and (b) with respect to U.S. government obligations or a combination of cash and U.S. government obligations, delivery to the trustee of a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited cash without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be.

We may exercise our legal defeasance option with respect to the notes even if we previously had exercised our covenant defeasance option with respect to the notes.  If we exercise our legal defeasance option, payment of the notes may not be accelerated because of any event of default.  If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clauses (3), (4) (with respect only to significant subsidiaries) or (5) under “—Events of Default” above.  If we exercise our covenant defeasance option and acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the notes.  This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Persons Deemed Owners

We, the trustee and any of our and the trustee’s agents may treat the registered owner of any note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

U.S. Bank National Association will serve as trustee, paying agent and security registrar under the indenture. We and some of our subsidiaries maintain deposits and conduct other banking transactions with the trustee in the ordinary course of business.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  Exchange notes will be issued promptly after the expiration time of the exchange offer.

The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”).  The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.  Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below.  See “—Exchange of Global Notes for Certificated Notes.”  Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience of investors.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them at any time.  We have obtained the information in this section concerning DTC, Euroclear and Clearstream and these operations and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.  Investors should contact the system or their participants directly to discuss these matters.

We understand that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants.  The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).  Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.  The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

We expect that under procedures established by DTC:

(1)                                 upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the trustee with portions of the principal amount of the Global Notes; and

(2)                                 ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC.  Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system.  Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories.  All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.  Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own.  Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent.  Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium, if any, on and interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, as the sole registered owner and holder of such Global Note.  Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.  Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)                                 any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)                                 any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

We understand that DTC’s current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date.  Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.  Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us.  Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes (including the exchange notes), and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system.  Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

We understand that DTC will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction.  However, if there is an event of default under the notes (including the exchange notes), DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time.  None of Hilltop, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)                                 DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered, willing or able to act as a depositary;

(2)                                 we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)                                 there has occurred and is continuing an event of default with respect to the notes (including the exchange notes) and DTC requests the issuance of Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names requested by or on behalf of the depositary (in accordance with its customary procedures) and issued only in denominations of $2,000 principal amount or any integral multiple of $1,000 in excess thereof.  Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes (including the exchange notes).  We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued.

Same Day Settlement and Payment

We will make payments in respect of the exchange notes represented by the Global Notes, including principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified at least ten business days prior to the applicable interest payment date by DTC or its nominee.  We will make all payments of principal, premium, if any, and interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified at least ten business days prior to the applicable interest payment date by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.  The exchange notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds.  We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC.  We understand that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations.  This discussion is limited to the U.S. federal income tax consequences relevant to holders that are beneficial owners of outstanding notes that purchased their outstanding notes in the original offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).  This discussion does not address the tax consequences to subsequent purchasers of the outstanding notes or the exchange notes.  This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, U.S. holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies”).  This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax.  Holders should consult their own tax advisors as to the particular tax consequences to them of exchanging outstanding notes for exchange notes in the exchange offer, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds outstanding notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership.  Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding outstanding notes should consult their own tax advisors regarding the tax consequences to them of exchanging outstanding notes for exchange notes in the exchange offer.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER.  HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM OF EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER, INCLUDING WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Exchange Offer

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes.  Consequently, holders of outstanding notes will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, a holder’s basis in the exchange notes received in the exchange offer will be the same as such holder’s basis in the outstanding notes surrendered in exchange therefor immediately before the exchange, and a holder’s holding period in the exchange notes will include such holder’s holding period in the outstanding notes surrendered in exchange therefor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities.  To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz in respect of the laws of the State of New York.  In rendering its opinion, Wachtell, Lipton, Rosen & Katz will rely upon the opinion of Venable LLP as to all matters governed by the laws of the State of Maryland.

EXPERTS

The consolidated financial statements of Hilltop incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, except as they relate to PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 through December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2014, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements, except as they relate to PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 through December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of SWS Group, Inc. and subsidiaries as of June 30, 2014 and 2013 and for each of the three years ended June 30, 2014, included in Hilltop Holdings Inc.’s Current Report on Form 8-K/A filed with the SEC on February 26, 2015, which is incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 through December 31, 2012, not presented separately herein, have been audited by Ernst & Young LLP, an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC.  The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549-2521.  The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.  In addition, you may obtain these materials on our website.  Our Internet website address is http://www.hilltop-holdings.com.  Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the notes.

We “incorporate by reference” information into this prospectus.  This means that we disclose important information to you about us and our business, financial condition and results of operations by referring you to another document filed separately with the SEC.  The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•                  our Annual Report on Form 10-K for the year ended December 31, 2014;

•      our Quarterly Report on Form 10-Q for the three months ended March 31, 2015;

•      our Definitive Proxy Statement on Schedule 14A filed on April 30, 2015 (revised on May 1, 2015); and

•                  our Current Reports on Form 8-K filed on January 2, 2015, March 2, 2015, April 7, 2015, April 9, 2015, April 17, 2015 and May 6, 2015 and our Current Report on Form 8-K/A filed on February 26, 2015.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of the offering (except that, unless otherwise indicated in the applicable report, we are not incorporating by reference in this prospectus any information furnished under Item 2.02 or Item 7.01 of Form 8-K) are to be incorporated herein by reference.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can also obtain from us without charge copies of any document incorporated by reference in this prospectus, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus incorporates), by requesting such materials in writing or by telephone from us at:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201

Attention: Investor Relations
(214) 252-4029

$150,000,000

Hilltop Holdings Inc.

Offer to Exchange

5.00% Senior Notes due 2025,

Which Have Been Registered Under the Securities Act,

For Any and All Outstanding

5.00% Senior Notes due 2025

Interest Payable April 15 and October 15, Beginning on October 15, 2015

PROSPECTUS

Dated             , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

The Hilltop bylaws provide for indemnification and advancement of expenses by Hilltop, to the fullest extent permitted by Maryland law, of Hilltop directors and officers who are made or threatened to be made a party to a proceeding by reason of his or her service in that capacity.

Under Maryland law, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Under Maryland law, a corporation may not indemnify a director or officer who is made party to any proceeding by reason of service in that capacity if it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; or (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.  Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director or officer for a proceeding brought by the director against the corporation.

Maryland law further provides that, unless limited by the charter of a corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Under Maryland law, a corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature pages included in this registration statement, which Exhibit Index is incorporated herein by reference.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 12, 2015.

HILLTOP HOLDINGS INC.

By:	/s/ Corey G. Prestidge
Corey G. Prestidge
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Corey G. Prestidge and Darren Parmenter, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on May 12, 2015.

Signatures	Title

/s/ Jeremy B. Ford	President, Chief Executive Officer and Director
Jeremy B. Ford	(Principal Executive Officer)

/s/ Darren Parmenter	Executive Vice President—Principal Financial
Darren Parmenter	and Accounting Officer

/s/ Charlotte Jones Anderson	Director
Charlotte Jones Anderson

/s/ Rhodes R. Bobbitt	Director
Rhodes R. Bobbitt

/s/ Tracy A. Bolt	Director
Tracy A. Bolt

Signatures	Title

Director
W. Joris Brinkerhoff

/s/ J. Taylor Crandall	Director
J. Taylor Crandall

Director
Charles R. Cummings

/s/ Hill A. Feinberg	Director
Hill A. Feinberg

/s/ Gerald J. Ford	Director
Gerald J. Ford

Director
J. Markham Green

Director
William T. Hill Jr.

/s/ James R. Huffines	Director
James R. Huffines

/s/ Lee Lewis	Director
Lee Lewis

/s/ Andrew J. Littlefair	Director
Andrew J. Littlefair

Director
W. Robert Nichols III

Director
C. Clifton Robinson

/s/ Kenneth D. Russell	Director
Kenneth D. Russell

/s/ A. Haag Sherman	Director
A. Haag Sherman

Director
Robert C. Taylor Jr.

Signatures	Title

/s/ Carl B. Webb	Director
Carl B. Webb

/s/ Alan B. White	Director
Alan B. White

EXHIBIT INDEX

Exhibit No.	Description

3.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc., dated February 16, 2004, as amended or supplemented by: Articles Supplementary, dated February 16, 2004; Corporate Charter Certificate of Notice, dated June 6, 2005; Articles of Amendment, dated January 23, 2007; Articles of Amendment, dated July 31, 2007; Corporate Charter Certificate of Notice, dated September 23, 2008; Articles Supplementary, dated December 15, 2010; Articles Supplementary, dated as of November 29, 2012 relating to Subtitle 8 election; Articles Supplementary, dated November 29, 2012 relating to Non-Cumulative Perpetual Preferred Stock, Series B, of Hilltop Holdings Inc.; and Articles of Amendment, dated March 31, 2014 (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 001-31987) and incorporated herein by reference).

3.2

Second Amended and Restated Bylaws of Hilltop Holdings Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 16, 2009 (File No. 001-31987) and incorporated herein by reference).

4.1

Indenture, dated as of April 9, 2015, by and between Hilltop Holdings Inc. and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 9, 2015 (File No. 001-31987) and incorporated herein by reference).

5.1	Legal Opinion of Wachtell, Lipton, Rosen & Katz (filed herewith).

5.2	Legal Opinion of Venable LLP (filed herewith).

10.1

Registration Rights Agreement, dated as of April 9, 2015, by and among Hilltop Holdings Inc. and Barclays Capital Inc. and Sandler O’Neill & Partners, L.P. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 9, 2015 (File No. 001-31987) and incorporated herein by reference).

12.1	Statement regarding computation of ratio of earnings to fixed charges (filed herewith).

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on February 26, 2015 (File No. 001-31987) and incorporated herein by reference).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Grant Thornton LLP (filed herewith).

23.3	Consent of Ernst & Young LLP (filed herewith).

Exhibit No.	Description

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.5	Consent of Venable LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee (filed herewith).

99.1	Form of Letter of Transmittal (filed herewith).

99.2	Form of Letter to Depository Trust Company Participants regarding the Exchange Offer (filed herewith).

99.3	Form of Letter to Clients regarding the Exchange Offer (filed herewith).